Exhibit 10.24

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 2003 ( the “Amendment”), is entered into among (i) ANDREW CORPORATION, a Delaware corporation (the “Company”), (ii) the various financial institutions as are now parties to the Amended and Restated Credit Agreement (collectively, the “Lenders”), (iii) BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders, (iv) LASALLE NATIONAL BANK ASSOCIATION,  as syndication agent (the ‘Syndication Agent”) and U.S. BANK NATIONAL ASSOCIATION,  as documentation agent (the “ Documentation Agent”).

R E C I T A L S:

A.            The Company, the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent entered into that Amended and Restated certain Credit Agreement, dated as of December 19, 2002 (the “Credit Agreement”).

B.            Borrowers have requested that the Lenders and the Administrative Agent enter into this Amendment in order to make certain amendments to the Credit Agreement as provided herein.

C.            Capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

D.            In consideration of the mutual agreements contained herein the parties hereto agree as follows:

1.             AMENDMENT

Upon satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is amended as follows:

1.1           Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions of “Allen Telecom”, “Allen Telecom Acquisition”, “Allen Telecom Closing”, “Consolidated Senior Debt”, Consolidated Senior Debt to EBITDA Ratio”, “Consolidated Tangible Net Worth”, “IRB Letters of Credit” and “Subordinated Debt” in appropriate alphabetical order:

““Allen Telecom”  means Allen Telecom Inc., a Delaware corporation.”

““Allen Telecom Acquisition”  means the acquisition by a wholly-owned Subsidiary of the Company of substantially all of the assets or all of the capital stock of Allen Telecom.”

““Allen Telecom Closing Date”  means the date on which all conditions precedent to the Allen Telecom Acquisition have been satisfied and the Allen Telecom Acquisition has been consummated.”

““Consolidated Senior Debt”  means, with respect to any Person at any date of determination thereof, Consolidated Total Debt of such Person, less such portion, if any, of the Consolidated Total Debt of such Person that is comprised of Subordinated Debt issued upon terms and conditions and pursuant to documentation in form and content acceptable to the Administrative Agent.”

““Consolidated Senior Debt to EBITDA Ratio”  means, with respect to any Person at any time of determination thereof, the ratio of (i) Consolidated Senior Debt of such Person, to (ii) Consolidated EBITDA of such Person for the four immediately preceding Fiscal Quarters.”

““Consolidated Tangible Net Worth”  means, with respect to any Person at any date of determination thereof, (i) Consolidated Net Worth of such Person on that date, less (ii) all assets of such Person and its consolidated Subsidiaries as are properly classified as intangible assets in accordance with GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.”

““IRB Letters of Credit”  means, collectively, the three irrevocable letters of credit issued by LaSalle Bank National Association, each dated December 24, 2001, naming Bank One, Michigan, as successor Trustee, as beneficiary, which irrevocable letters of credit are designated as No. S532616 in the stated amount of $4,118,357, No. S532618 in the stated amount of $5,147,946 and No. S532619 in the stated amount of $3,088,768, as the same may from time to time be modified, amended or extended.”

““Subordinated Debt”  means Indebtedness subordinated to the Obligations.”

1.2           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Applicable Commitment Fee Percentage” in its entirety to read as follows:

““Applicable Commitment Fee Percentage”  shall mean, for any Fiscal Quarter, the percentage set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable Commitment Fee Percentage
equal to or greater than 2.25 to 1.0	0.45%
less than 2.25 to 1.0, but equal to or greater than 1.75 to 1.0	0.40%
less than 1.75 to 1.0, but equal to or greater than 1.25 to 1.0	0.35%
less than 1.25 to 1.0 but equal to or greater than 0.75 to 1.0	0.30%
less than 0.75 to 1.0	0.25%

For purposes of the foregoing, the Applicable Commitment Fee Percentage at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio of the Company as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Commitment Fee Percentage shall, except as otherwise provided herein, become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending December 31, 2002, the Applicable Unused Fee Percentage shall be 0.35%; further provided, however, that effective as of the Allen Telecom Closing Date and until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending September 30, 2003, the Consolidated Total Debt to EBITDA Ratio of the Company shall be determined by reference to the Compliance Certificate delivered pursuant to Section 6.1.1(k) in connection with the Allen Telecom Acquisition, but shall in all events be deemed to be not less than 1.75 to 1.0, further provided, however, that in the event that the Company or any of its Subsidiaries issues any Subordinated Debt, from the date of the of the issuance thereof and until the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) have been delivered to the Administrative Agent for the Fiscal Quarter in which such Subordinated Debt is issued, the Consolidated Total Debt to EBITDA Ratio of the Company shall be determined by reference to the Compliance Certificate delivered pursuant to Section 6.1.1(1) in connection with the issuance of such Subordinated Debt.  Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Consolidated Total Debt to EBITDA Ratio of the Company shall be deemed, solely for purposes of this definition, to be greater than 2.25 to 1.0 until such certificate and the applicable financial statements are delivered.”

1.3           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Applicable Margin” in its entirety to read as follows:

““Applicable Margin” means, for any Fiscal Quarter, the margin set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable Margin for Eurocurrency Rate Loans	Applicable Margin For Base Rate Loans

equal to or greater than 2.25 to 1.0	2.25%	0.75%
less than 2.25 to 1.0, but equal to or greater than 1.75 to 1.0	2.00%	0.50%
less than 1.75 to 1.0, but equal to or greater than 1.25 to 1.0	1.75%	0.25%
less than 1.25 to 1.0 but equal to or greater than 0.75 to 1.0	1.50%	0%
less than 0.75 to 1.0	1.125%	0%

For purposes of the foregoing, the Applicable Margin at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio of the Company as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Margin shall become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending December 31, 2002, the Applicable Margin for Eurocurrency Rate Committed Loans shall be 1.75% and the Applicable Margin for Base Rate Loans shall be 0.25%; further provided, however, that effective as of the Allen Telecom Closing  Date and until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending September 30, 2003, the Consolidated Total Debt to EBITDA Ratio of the Company shall be determined by reference to the Compliance Certificate delivered pursuant to Section 6.1.1(k) in connection with the Allen Telecom Acquisition, but shall in all events be deemed to be not less than 1.75 to 1.0, further provided, however, that in the event that the Company or any of its Subsidiaries issues any Subordinated Debt, from the date of the of the issuance thereof and until the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) have been delivered to the Administrative Agent for the Fiscal Quarter in which such Subordinated Debt is issued, the Consolidated Total Debt to EBITDA Ratio of the Company shall be determined by reference to the Compliance Certificate delivered pursuant to Section 6.1.1(1) in connection with the issuance of such Subordinated Debt.  Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Consolidated Total Debt to EBITDA Ratio of the Company shall be deemed, solely for purposes of this definition, to be greater than 2.25 to 1.0 until such certificate and the applicable financial statements are delivered.”

1.4           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Consolidated Capital Expenditures” in its entirety to read as follows:

““Consolidated Capital Expenditures” means, with respect to any Person for any period of determination, all payments, including without limitation, payments with respect to Capital Lease Obligations, for any fixed assets or improvements, or replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP and, with respect to Allen Telecom from and after the Allen Telecom Closing Date, if the applicable period of determination includes any period of time prior to the Allen Telecom Closing Date, Consolidated Capital Expenditures of the Company shall include the Consolidated Capital Expenditures of Allen Telecom for such period of time prior to the Allen Telecom Closing Date, as is included in the applicable period of determination, all as determined in accordance with GAAP.”

1.5           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Consolidated EBITDA” in its entirety to read as follows:

““Consolidated EBITDA” means, with respect to any Person for any period of determination, Consolidated Operating Income of such Person for such period, plus, without duplication, (i) depreciation, (ii) amortization and (iii) interest income of such Person and its consolidated Subsidiaries and, in the case of the Company, all non-cash restructuring charges incurred in connection with the Allen Telecom Acquisition  for such period and, with respect to Allen Telecom from and after the Allen Telecom Closing Date, if the applicable period of determination includes any period of time prior to the Allen Telecom Closing Date, Consolidated EBITDA of the Company shall be calculated by adding to the Consolidated Operating Income of Allen Telecom the depreciation, amortization and interest income of Allen Telecom for such period of time prior to the Allen Telecom Closing Date as is included in the applicable period of determination, all as determined on a consolidated basis in accordance with GAAP.”

1.6           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Consolidated Fixed Charge Coverage Ratio” in its entirety to read as follows:

““Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period of determination, the ratio of (i) the remainder of (x) Consolidated EBITDA for the four immediately preceding Fiscal Quarters, minus (y) Consolidated Capital Expenditures for the four immediately preceding Fiscal Quarters, to (ii) the sum of (A) cash payments of Consolidated Interest Charges for the four immediately preceding Fiscal Quarters, plus (B) scheduled principal payments to be made on any items of the types described in clauses (a), (c) or (f) of the definition of Indebtedness of such Person during the four immediately succeeding Fiscal Quarters, plus (c) all cash dividends paid in respect of the capital stock of such Person during the four immediately preceding Fiscal Quarters.”

1.7           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Consolidated Operating Income” in its entirety to read as follows:

““Consolidated Operating Income” means, with respect to any Person for any period of determination, the operating income of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, and with respect to Allen Telecom from and after the Allen Telecom Closing Date, if the applicable period of determination includes any period of time prior to the Allen Telecom Closing Date, Consolidated Operating Income of the Company shall include the operating income of Allen Telecom for such period of time prior to the Allen Telecom Closing Date as is included in the applicable period of determination, all as determined in accordance with GAAP.”

1.8           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Consolidated Interest Charges” in its entirety to read as follows:

““Consolidated Interest Charges” means, with respect to any Person, for any period of determination, the sum of (a) all interest, premium payments, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP and, with respect to Allen Telecom from and after the Allen Telecom Closing Date, if the applicable period of determination includes any period of time prior to the Allen Telecom Closing Date, Consolidated Interest Charges of the Company shall include all items of the types described in the foregoing clauses (a) and (b) of Allen Telecom for such period of time prior to the Allen Telecom Closing Date as is included in the applicable period of determination, all as determined in accordance with GAAP.”

1.9           Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “L/C Issuer” in its entirety to read as follows:

““L/C Issuer” means (i) LaSalle Bank National Association in its capacity as issuer of Letters of Credit hereunder consisting solely of the IRB Letters of Credit, and (ii) Bank of America in its capacity as issuer of all Letters of Credit hereunder, other than the IRB Letters of Credit, or any successor issuer of Letters of Credit hereunder.”

1.10         Section 1.1 of the Credit Agreement is hereby amended by restating the definition of “Letter of Credit Sublimit” in its entirety to read as follows:

““Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.”

1.11         Section 2.3 of the Credit Agreement is hereby amended by adding the following thereto as Section 2.3(1):

“(1)         IRB Letters of Credit.  From and after the Allen Telecom Closing Date, the IRB Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement and subject to the terms and conditions hereof.  Borrowers acknowledge and agree that in the event there is an express conflict between the terms of this Agreement and the terms of any Reimbursement Agreement between any Obligor and LaSalle Bank National Association relating to any IRB Letters of Credit, including, but not limited to, the reimbursement obligations of any Obligor with respect thereto or the fees payable by any Obligor in connection therewith, the terms of this Agreement shall govern and control.”

1.12         Article II of the Credit Agreement is hereby amended by adding the following thereto as Section 2.13:

“2.13       Increase in Commitments.

“(a)         Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may, from time to time through and including December 19, 2004, request an increase in the Aggregate Commitments by a minimum principal amount (for all such requests) of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, but in no event exceeding $15,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrowers may also invite additional Eligible Assignees acceptable to the Administrative Agent and the Borrowers to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

“(b)         If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Sections 5.5 and 5.6 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1.1, and (B) no Default exists.  The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

“(c)         This Section shall supersede any provisions in Sections 2.13 or 9.1 to the contrary.  Section 2.13 is sharing of payments and section 9.1 is voting on amendments.”

1.13         Section 6.1.1 of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (i) thereof, substituting a semicolon for the period appearing at the end of subsection (j) thereof and adding the following thereto as subsections (k) and (l):

“(k)         on or before the Allen Telecom Closing Date, a Compliance Certificate executed by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance, on a pro forma  basis giving effect to the Allen Telecom Acquisition (calculated on the basis of March 31, 2003 financial statements), with the financial covenants set forth in Section 6.2.2 and stating that no Default has occurred and is continuing, or would occur after giving effect to the Allen Telecom Acquisition, or if there is or would be any such Default, a statement setting forth details of such Default and the action which the Company has taken and/or proposes to take with respect thereto; and

“(1)         on or before the date of any issuance of Subordinated Debt, a Compliance Certificate executed by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance, on a pro forma basis giving effect to such issuance of Subordinated Debt, with the financial covenants set forth in Section 6.2.2 and stating that no Default has occurred and is continuing, or would occur after giving effect to such issuance of Subordinated Debt, or if there is or would be any such Default, a statement setting forth details of such Default and the action which the Company has taken and/or proposes to take with respect thereto.”

1.14         Section 6.1.5 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.1.5      Guarantors.   The Company will cause any Subsidiary that as of the end of any Fiscal Quarter is a Material Subsidiary (other than Allen Telecom or any Subsidiary acquiring the assets of Allen Telecom pursuant to the Allen Telecom Acquisition) that has not previously delivered the documents required by this Section 6.1.5 to execute and deliver or cause to be delivered to the Administrative Agent within 30 days of the end of such Fiscal Quarter a Guaranty in the form of Exhibit H duly executed on behalf of such Subsidiary and accompanied by (i) resolutions of the board of directors or board of managers of such Subsidiary authorizing the execution, delivery and performance of the Guaranty by the Subsidiary, certified by the Secretary or Assistant Secretary of such Subsidiary, together with certified copies of the Organic Documents of such Subsidiary and a certificate of good standing or certificate of existence from the jurisdiction of such Subsidiary’s incorporation or organization, and (ii) an opinion of such Subsidiary’s legal counsel, in each case in form and substance acceptable to the Administrative Agent.”

1.15         Section 6.2.1 of the Credit Agreement is hereby amended by restating clause (h) thereof in its entirety to read as follows:

“(h)         Liens, other than Liens excepted by clauses (a) through (g) above, securing an aggregate amount of Indebtedness not exceeding 15% of the Company’s Consolidated Tangible Net Worth; provided, that Liens, other than Liens excepted by clauses (a) through (g) above, attaching to or encumbering assets of the Company and its Subsidiaries located within the United States shall not be granted to secure on an aggregate amount of Indebtedness exceeding 5% of the Company’s Consolidated Tangible Net Worth; and”

1.16         Section 6.2.2 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.2.2  Financial Condition.  The Company will not permit:

“(a)         Its Consolidated Net Worth to be at any time less than the (x) sum of (i) $1,102,038,400, plus (ii) 50% of its Consolidated Net Income for each Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2003 (calculated without deduction for any net losses), plus (iii) 50% of the proceeds of any Equity Issuance occurring after the Allen Telecom Closing Date.”

“(b)         Its Consolidated Total Debt to EBITDA Ratio as of the end of any Fiscal Quarter to be greater than 2.50 to 1.0.

“(c)         Its Consolidated Fixed Charge Coverage Ratio to be less than (i) 1.25 to 1.0 through and including the Fiscal Quarter ending June 30, 2003; (ii) 1.75 to 1.0 for the Fiscal Quarter ending September 30, 2003; (iii) 2.0 to 1.0 for the Fiscal Quarter ending December 31, 2003; (iv) 2.25 to 1.0 for the Fiscal Quarter ending March 31, 2004; and (v) 2.50 to 1.0 as of the end of each Fiscal Quarter thereafter.

“(d)         Its Consolidated Senior Debt to EBITDA Ratio as of the end of any Fiscal Quarter to be greater than 2.0 to 1.0.”

1.17         Section 6.2.4 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.2.4  Consolidation, Merger, etc.  The Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) other than (a) any such transaction among or between Subsidiaries of the Company as long as the surviving Person (in the case of a liquidation, merger, dissolution or consolidation) or the acquiring Person (in the case of an acquisition) is a wholly-owned Subsidiary of the Company (and if as a result thereof any such Subsidiary which will cease to exist is a Designated Subsidiary, the obligations of such Subsidiary shall be assumed by a Subsidiary which is a Designated Subsidiary) or (b) any such transaction involving the Company if the Company is the surviving corporation, and provided that both before and after giving effect to any such transaction (whether involving the Company or any of its Subsidiaries), no Default has occurred and is continuing and the Company continues to meet all of its obligations under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Company will not and will not permit any of its Subsidiaries to consummate any Acquisition unless (i) no Default or Event of Default shall have occurred and be continuing or would occur or exist upon consummation of the Acquisition, (ii) such Acquisition is of a business operation engaged in the same or a substantially similar line of business as that engaged in by the Company or any of its Subsidiaries on the date of the Acquisition, (iii) the prior effective written consent or approval to such Acquisition by the board of directors or equivalent governing body of the acquiree is obtained, (iv) not less than 30 days prior to the effective date of any Acquisition, the Company delivers to the Administrative Agent a certificate of the chief financial Authorized Corporate Officer of the Company certifying that after giving effect to such Acquisition the Company’s Consolidated Senior Debt to EBITDA Ratio as of the end of the Fiscal Quarter in which the Acquisition is effectuated will be at least 0.25 less than that required by Section 6.2.2(d), (v) the aggregate consideration to be paid by the Company and/or any of its Subsidiaries in connection with the Acquisition in the form of cash, cash equivalents (other than capital stock of the Company and/or any Subsidiary) and Indebtedness assumed by the Company and/or any Subsidiary does not exceed $50,000,000 in the aggregate, and (vi) with respect to any Acquisition in which the aggregate consideration to be paid (including the assumption of liabilities) by the Company or any of its Subsidiaries equals or exceeds $20,000,000, the Company delivers to the Administrative Agent prior written notice of such Acquisition in the form of Exhibit K hereto at least 30 days prior to the effective date of such Acquisition.”

1.18         Section 6.2 of the Credit Agreement is hereby amended by adding the following thereto as Section 6.2.9:

“6.2.9  Consolidated Total Debt.  The Company will not permit any of its Subsidiaries to, incur Indebtedness which when taken together with all other Indebtedness of the Subsidiaries of the Company would cause either (i) the Consolidated Total Debt of all of the Subsidiaries of the Company to exceed 15% of the Consolidated Tangible Net Worth of the Company, or (ii) the Consolidated Total Debt of all such Subsidiaries of the Company as are organized under the laws of any State of the United States to exceed 5% of the Consolidated Tangible Net Worth of the Company.”

1.19         Section 6.2 of the Credit Agreement is hereby amended by adding the following thereto as Section 6.2.10:

“6.2.10  Restricted Payments.  The Company will not purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire such shares.  Notwithstanding the foregoing:

“(a)         the Company may purchase, redeem or otherwise acquire shares of its capital stock from the proceeds received from the substantially concurrent issuance by the Company of (i) equity securities of the Company, and/or (ii) Subordinated Debt of the Company issued upon terms and conditions and pursuant to documentation in form and content acceptable to the Administrative Agent, with the consent of the Administrative Agent not to be unreasonably withheld; and

“(b)         In addition to the purchases, redemptions and acquisitions permitted by clause (a) above, the Company may purchase, redeem or otherwise acquire shares of its capital stock from cash or the proceeds of Indebtedness that would constitute Consolidated Senior Debt provided that the aggregate consideration paid for all purchases, redemptions and/or acquisitions pursuant to this clause (b) from and after the Closing Date shall not as of the date any such purchase, redemption or acquisition is effected exceed 10% of the Consolidated Tangible Net Worth of the Company.”

1.20         Section 9.8 of the Credit Agreement is hereby amended by adding the following thereto immediately following the existing text thereof:

“Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.”

2.             CONDITIONS PRECEDENT

This Amendment shall become effective at such time as this Amendment or counterparts thereof shall have been executed by and delivered to the Company, the Administrative Agent and Required Lenders and the following conditions precedent have been satisfied:

2.1           The Administrative Agent shall have received from the Company a Certificate of Secretary of the Company, together with true and correct copies of the Certificate of Incorporation and Bylaws of the Company, true and correct copies of the Resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery, and performance of this Amendment, and the names of the officers of the Company authorized to sign this Amendment, together with a sample of the true signature of each such officer.

2.2           The Administrative Agent shall have received an opinion addressed to the Administrative Agent and all Lenders from Gardner Carton Douglas LLC, counsel to the Company, as to the execution, delivery and performance by the Company of this Amendment and in form and content acceptable to the Administrative Agent.

2.3           The Administrative Agent shall have received a Reaffirmation Agreement executed on behalf of the Guarantor in form and content acceptable to the Administrative Agent.

2.4           The Administrative Agent shall have received evidence satisfactory to it that all conditions precedent to the Allen Telecom Acquisition  have been satisfied and that the Allen Telecom Acquisition has been fully consummated.

2.5           The Administrative Agent shall have received evidence satisfactory to it that the Notes issued by Allen Telecom having an approximate current outstanding principal amount of $50,000,000 and bearing interest at 6-3/4% have been assigned and assumed by the Company and otherwise restructured upon terms and conditions acceptable to the Administrative Agent.

3.             MISCELLANEOUS

3.1           Limited Nature of Amendments.  The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement.  Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

3.2           Conflict.  If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

3.3           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

3.4           Representations and Warranties.  The Company represents and warrants to the Administrative Agent and the Lenders as follows: (A) the Company has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms; and (C) all representations and warranties of the Company contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

3.5           Governing Law.  This Amendment shall be construed in accordance with and governed by and the internal laws of the State of Illinois, without giving effect to choice of law principles.

IN WITNESS WHEREOF,  the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ANDREW CORPORATION

By:	/s/ M. Jeffrey Gittelman
Name:	M. Jeffrey Gittelman
Title:	Vice President & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David A. Johanson
Name:	David A. Johanson
Title:	Vice President

LENDERS

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Craig W. McGuire
Name:	CRAIG W. McGUIRE
Title:	VICE PRESIDENT

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and Syndication Agent

By:	/s/ John C. Thurston
Name:	JOHN C. THURSTON
Title:	FIRST VICE PRESIDENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender and Documentation Agent

By:	/s/ R. Michael Newton
Name:	R. Michael Newton
Title:	Vice President

HARRIS TRUST AND SAVINGS BANK, as a Lender

By:	/s/ Peter Stack
Name:	PETER STACK
Title:	VP

NATIONAL CITY BANK, as a Lender

By:	/s/ Richard H. Michalik
Name:	RICHARD H. MICHALIK
Title:	SVP

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Christopher L. McKean
Name:	CHRISTOPHER L. McKEAN
Title:	SECOND VICE PRESIDENT

FIFTH THIRD BANK, CHICAGO, as a Lender

By:	/s/ William Lavery
Name:	William Lavery
Title:	Vice President

BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as a Lender

By:	/s/ Shinichiro Munechika
Name:	SHINICHIRO MUNECHIKA
Title:	DEPUTY GENERAL MANAGER

MORGAN STANLEY BANK, as a Lender

By:	/s/ Jaap L. Tonckens
Name:	Jaap L. Tonckens
Title:	Vice President
Morgan Stanley Bank